                                                                    EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of December 31, 1997 by and between Tracy A. Dixon, a resident of the State of Georgia ("Employee") and First Community Bank of Southwest Georgia, a Georgia corporation ("FCB").

                             W I T N E S S E T H:

     WHEREAS, Employee is currently an executive officer of Bainbridge National Bank, a wholly owned subsidiary of Investors Financial Corp. ("Investors"). Investors has entered into an Agreement and Plan of Merger (the "Merger Agreement") with FCB's parent corporation, PAB Bankshares, Inc. ("PAB"), pursuant to which Investors will be merged with and into PAB (the "Merger"), and subsequently Bainbridge National Bank will be merged with FCB;

     WHEREAS, upon consummation of the Merger, FCB and Employee each desire to enter into an employment relationship with the other; and

     WHEREAS, FCB and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of said relationship;

     NOW, THEREFORE, in consideration of the employment of Employee by FCB, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.  Employment and Duties.

     FCB hereby employs Employee to serve as Chief Executive Officer and to perform such duties and responsibilities as customarily performed by persons acting in such capacity. During the terms of this Agreement, Employee will devote his full time and effort to his duties hereunder. Employee will report directly to the Chief Executive Officer of PAB.

     2. Term. Subject to the provisions of Sections 12 and 14 of this Agreement, the period of Employee's employment under this Agreement shall be deemed to have commenced as of the effective date of the Merger, and shall continue for a period of thirty-six (36) calendar months thereafter, and any extensions thereafter, unless the Merger is not consummated or the Employee dies before the end of such thirty-six
(36) months, in which case the period of employment shall continue until the end of the month of such death. The said thirty-six (36) month period of employment shall automatically be extended for additional twelve (12) full calendar months terms without further action by the parties, commencing on the third anniversary of this Agreement and each anniversary thereafter. No such automatic extension shall occur if either party shall, at least ninety (90) days prior to any said anniversary, have served written notice upon the other of its intention that this Agreement shall not be so extended.

     3.  Compensation.

     For all services to be rendered by Employee during the term of this Agreement, FCB agrees to pay Employee an annual base salary equal to his compensation paid by Bainbridge National Bank as of the date of the Merger Agreement subject to normal annual increase through the Effective Date of the Merger (the "Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under FCB's payroll practices from time to time. FCB's Board of Directors shall review Employee's Base Salary annually and in its sole discretion may adjust Employee's Base Salary from year to year, but any reduction during the term of this Agreement shall not occur unless a similar reduction is made in the base salary of all similarly situated officers of PAB. The annual compensation (regardless of form), by the Board will be done after taking into account, among other things, changes in the cost of living, Employee's own performance and the performance of FCB. Any action or review by the Board may be delegated to an appropriate committee thereof.

     4.   Expenses.

     So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by FCB of, all reasonable expenses which are consistent with the normal policy of FCB in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.

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

     5.  Employee Benefits.

     So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit, option, bonus and any other compensation programs covering executive officers of FCB and its affiliated companies substantially similar to those amounts received by the group of executive officers of FCB and its affiliated companies disclosed in any PAB filings as the group of highly compensated employees or similar designation.

     6.  Vacation.

     Employee shall be entitled to a vacation in accordance with FCB's vacation policy in effect at the time the vacation is to be taken but in no event less than the current vacation benefit provided to Employee by Bainbridge National Bank.

     7.  Confidentiality.

     In Employee's position as an employee of FCB, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to FCB and has and will also develop relationships with customers, employees and others who deal with FCB which are of value to FCB. FCB requires as a condition to Employee's employment with FCB that Employee agrees to certain restrictions on Employee's use of the proprietary information and valuable relationships developed during Employee's employment with FCB. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

          7.1 FCB and Employee mutually agree and acknowledge that FCB may entrust Employee with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to FCB to protect such information from use or disclosure that is not necessary for the performance of Employee's duties hereunder, as an essential incident of Employee's employment with FCB.

          7.2 For the purposes of this Section, the following definitions shall apply:

               7.2.1 "Trade Secret" shall mean the identity and addresses of customers of FCB, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of FCB) and which is defined as a "trade secret" under Georgia law pursuant to the Georgia Trade Secrets Act.

               7.2.2 "Confidential Information" shall mean any data or information, other than Trade Secrets, which is material to FCB and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of FCB (as hereinafter defined), the details of this Agreement, FCB's business plans and financial statements and projections, information as to the capabilities of FCB's employees, their respective salaries and benefits and any other terms of their employment and the costs of the services FCB may offer or provide to the customers it serves, to the extent such information is material to FCB and not generally known by the public.

               7.2.3 "Business Opportunities" shall mean any specialized information or plans of FCB concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether FCB has contacted or communicated with such target person or business.

               7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:
                      (i)   that is or becomes generally known to the public;

                      (ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

                      (iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;

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

                    (iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

                    (v) that FCB's Board of Directors approves for release.

     7.3 Employee shall not, without the prior approval of FCB's Board, during his employment with FCB and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of FCB to use, disclose, or gain access to, any Trade Secrets of FCB, its affiliates, or of any other person or entity making Trade Secrets available for FCB's use.

     7.4 Employee shall not, without the prior written consent of FCB, during his employment with FCB and for a period of eighteen (18) months thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by FCB to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with FCB, except as provided in
Section 7.2 of this Agreement.


     8.  Observance of Security Measures.

     During Employee's employment with FCB, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunity of FCB.

     9.  Return of Materials.

     Upon the request of FCB and, in any event, upon the termination of his employment with FCB, Employee shall deliver to FCB all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with FCB.

     10.  Severability.

     Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between FCB and Employee, and that the existence of any claim, suit or action by Employee against FCB, whether predicated upon this or any other agreement, shall not constitute a defense to FCB's enforcement of any covenant contained in Sections 7 through 9 of this Agreement.

     11.  Specific Performance.

     Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without Cause, at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7 through 9 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that FCB shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to FCB in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

     12.  Termination.

     During the term of this Agreement, employment, including without limitation, except as otherwise provided in this Section 12, all compensation, salary, expenses reimbursement, and employee benefits may be terminated as follows:

          12.1  At the election of FCB for Cause;

          12.2 At Employee's election, for Good Reason or upon FCB's breach of any material provision of this Agreement;

          12.3 "Cause" shall mean (i) conduct by Employee that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of the Employee of a felony; (iii) initiation of suspension or removal proceedings against the Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time;
(iv) knowingly violates federal or state banking laws or regulations ; or (v) refuses to perform a duly authorized directive of the FCB Board of Directors;

          12.4 Upon Employee's death, or, at the election of either party, upon Employee's disability as determined in accordance with the standards and procedures under Employee's then-current long-term disability insurance coverage provided by FCB, or, if such disability insurance coverage provided by FCB is not then in place, upon Employee's disability resulting in inability to perform the duties described in Section 1 of this Agreement for a period of one hundred eighty (180) consecutive days;

          12.5  "Good Reason" shall mean

                (i) a material change in Employee's status, offices, titles, reporting requirements, lending authority after initial modification by PAB after the Merger, duties or responsibilities with Bainbridge National Bank as in effect on the effective date of the Merger, or any other action by PAB which results in a material diminution in such position, authority, duties or responsibilities;

                (ii) a reduction in Employee's Base Salary and benefits as in effect on the effective date of the Merger or as the same may be increased from time to time, unless a similar reduction is made in salary and benefits of all similarly-situated officers of PAB; or

                (iii) any requirement by PAB or FCB that Employee relocate to a location more than fifty (50) miles from the main office as defined in Section
15.1.2 of this Agreement;

          12.6 Provided there has not occurred a Change in Control as set forth in Section 14 of this Agreement, if this Agreement is terminated either (i) by FCB at any time for any reason other than for Cause, (ii) by Employee for Good Reason or (iii) upon FCB's breach of this Agreement, then FCB shall pay to Employee as Employee's sole remedy hereunder the compensation and benefits remaining under this Agreement, at a rate no less than Employee's Annual Salary as defined in Section 14 of this Agreement for a term equal to the greater of either

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

(y) the remaining months of the original thirty-six (36) month term of this Agreement, or (z) twelve (12) months, as if no termination occurred; or

          12.7 If the Agreement is terminated for Cause, Employee shall receive no further compensation or benefits, other than Employee's Base Salary and other compensation as accrued through the date of termination for Cause.

     13.  Notice.

     All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

          FCB:                                    PAB Bankshares, Inc.
                                              3102 N. Oak Street Extension
                                              Valdosta, Georgia 31602-3589
                                                    Attn:  President

          with a copy to:                         Troutman Sanders, LLP
                                         600 Peachtree Street, N.E., Suite 5200
                                               Atlanta, Georgia 30308-2216
                                            Attn:  Thomas O. Powell, Esquire

          Employee:                                  Tracy A. Dixon
                                                   Post Office Box 797
                                                Bainbridge, Georgia 31718

     14.  Change in Control.

          None of the benefits provided in Section 14 of this Agreement shall be payable to Employee unless (i) there shall have been a Change in Control of either PAB or FCB, as set forth in this Section 14, and (ii) Employee is employed by FCB at such time.

          14.1  "PAB Board" shall mean the Board of Directors of PAB.

          14.2  "Change in Control" shall be deemed to have occurred if:

                14.2.1 During the term of this Agreement, the individuals constituting PAB's Board at the effective date of the Merger ("Beginning PAB Board") cease for any reason to constitute at least a majority of said Board, provided that in making such determination, a

Director elected by or on the recommendation of the Beginning PAB Board shall be deemed to be a member of such Beginning PAB Board, excluding, for this purpose, any Director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors; or

          14.2.2 If (i) a notice or an application is filed with the Federal Reserve Board ("FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or with the Georgia Department of Banking and Finance (the "Department") pursuant to the Financial Institutions Code of Georgia for permission to acquire control of PAB or FCB, or (ii) more than twenty-five percent (25%) of the PAB's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of PAB entitled to vote in elections of Directors shall be acquired by any corporation or other person, or group. "Group" shall mean persons who act in concert as described in Section 13(d)(3) or 14(d) (2) of the Securities Exchange Act of 1934 as amended; or

          14.2.3 PAB shall become a subsidiary of another corporation or shall be merged or consolidated into another corporation and (i) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of PAB immediately before such acquisition, merger or consolidation, or (ii) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of PAB or such resulting corporation) beneficially owns or controls 25% or more of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination, or (iii) less than a majority of the members of the board of directors of the corporation resulting from such business combination were members of the PAB Board at the time of the execution of the initial agreement for such merger or consolidation; or

          14.2.4 Substantially all of the assets of PAB shall be sold to another entity other than a sale to a wholly-owned subsidiary of PAB; or

               14.2.5 The sale or transfer of any of the stock or substantially all of the assets of FCB regardless of the form of the transaction, other than a sale or transfer to a wholly-owned subsidiary of PAB.

          14.3 Employee and PAB agree in the event of a Change in Control of PAB, Employee will remain in the employ of FCB and FCB shall employ Employee, for the remainder of the term of this Agreement, or 12 months, whichever is greater, performing the same duties that he was performing at the time of the effective date of the Change in Control and with the same title, compensation, benefits, reporting requirements and location. Any extension of employment under this Section 14.3 shall be deemed an extension of the term of this Agreement, during which all provisions of this Agreement shall remain in effect.

          14.4 Subject to the terms and conditions of this Agreement, following a Change in Control of PAB, Employee shall receive the following compensation in consideration for the services to be provided on behalf of FCB as set forth herein:

               14.4.1 If FCB terminates Employee without Cause, or if FCB takes any action specified in Section 14.4.2 of this Agreement during the term of this Agreement following the date of occurrence of a Change in Control of PAB, ("Termination of Employment"), the Company shall pay Employee, at Employee's election, the following amounts:

          ALTERNATIVE A

     (i) a lump sum cash payment in an amount equal to the product of two and eleven-twelfths (2 and 11/12) multiplied by Employee's annual compensation from FCB, including salary, bonuses, all perquisites, and all other forms of compensation paid to Employee for his benefit or the benefit of his family, however characterized, for the fiscal year during the term of this Agreement for which such compensation was highest ("Employee's Annual Salary"). The payment provided for in this Section 14.2.1 (i) shall be due and payable to Employee within thirty (30) days after the date of Termination of Employment; or

          ALTERNATIVE B

     (i) twelve (12) payments, each in an amount equal to (A) the product of two and eleven-twelfths (2 and 11/12) multiplied by Employee's Annual Salary, divided by (B) twelve (12)("Monthly Payments"). The Monthly Payments shall be made, commencing on the date of Termination of Employment, on the first day of each calendar month; and

     (ii) for a one (1) year period commencing on the date of Termination of Employment, FCB shall provide to Employee and his spouse and family, and pay all costs and expenses associated with, major medical insurance, health insurance, hospitalization, life insurance, long-term disability and any other medical plans and programs of FCB with the same coverage and benefits provided to Employee by FCB immediately preceding the date of a Change of Control of PAB.
In the event Employee is employed during the remaining term of this Agreement by a person or entity unaffiliated with PAB, the benefits to be provided to Employee and his spouse in this Section 14.2.1 (ii) shall be reduced to the extent equivalent benefits are provided by the subsequent employer; and

     (iii) In addition to the amounts paid under either ALTERNATIVE A or ALTERNATIVE B, and Section 14.4.1(ii), FCB shall pay Employee's base salary as accrued through the date of Termination of Employment at the higher of the rate in effect at the time of Termination of Employment and the highest rate in effect at any time during the term of this Agreement, plus any other amounts to which Employee is entitled under any compensation plan of FCB, at the time such payments are due.

          14.4.2 During the remaining term of this Agreement following the effective date of a Change in Control, if FCB takes any of the following actions, such action shall be deemed to be a termination without Cause. Those actions are: (i) a reduction in Employee's salary, bonus provisions or other perquisites as were in effect immediately prior to a Change in Control, (ii) a material change in the duties required to be performed by Employee on behalf of FCB, (iii) a failure by FCB to increase Employee's salary annually in accordance with an established procedure, or (iv) a requirement by FCB that Employee relocate more than fifty (50)

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

miles from the Main Office. In any such event, Employee shall be entitled to all payments provided for in Section 14.4.1 of this Agreement.

          15.  Covenant Not to Compete and Not to Solicit.

          15.1 For purposes of this Section 15, FCB and Employee conduct the following business in the following geographic areas:

               15.1.1 FCB is engaged in the business of transacting business as a bank which accepts deposits, makes loans, cash checks and otherwise engages in the business of banking ("Business of FCB").

               15.1.2 After merging with Bainbridge National Bank, FCB will actively conduct business in the geographic areas of Georgia and Florida from its main office located at 226 South Broad Street, Bainbridge, Georgia 31717-3616 (the "Main Office").

               15.1.3 Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of fifty (50) miles from the Main Office, and will work primarily in such area while in the employ of FCB.

          15.2 Employee covenants and agrees that for a period of eighteen (18) months after the termination of his employment with FCB for any reason, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, provide the duties described in Section 1 of this Agreement for any entity or person conducting the Business of FCB within the geographic area covered by a circle having a radius of fifty (50) miles from the Main Office.

          15.3 Employee acknowledges that an important factor leading to the Merger is the loyalty of Bainbridge National Bank's employees. Accordingly, Employee agrees that both during the term of this Agreement and for a period of eighteen (18) months after the termination of this Agreement for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any FCB employee to terminate his or her employment with FCB, and, Employee further agrees that for a period of at least eighteen (18) months after the termination of employment by any employee of FCB, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as to the capabilities of FCB's employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to FCB.

          15.4 Employee and FCB shall periodically amend this Agreement by updating the address referenced in Section 15.1.2 of this Agreement so that it at all times lists the then current geographic area served by FCB for which Employee performs the duties described in Section 1 of this Agreement.


          15.5 The covenants contained in this Section 15 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against FCB, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforce ment by FCB of said covenants.

          16.  Miscellaneous.

          16.1 This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by FCB, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

          16.2 This Agreement shall be governed by the laws of the State of Georgia.


          16.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

          16.4 Time is of the essence in this Agreement.

          16.5 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

          16.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                            "Employee"


/s/Judy M. Powell                           /s/ Tracy A. Dixon            (SEAL)
------------------------------------        ------------------------------
Witness                                     Tracy A. Dixon


ATTEST                                      "FCB"

                                            FIRST COMMUNITY BANK OF
                                            SOUTHWEST GEORGIA


/s/ Denise McKenzie                         By:  /s/ R. Bradford Burnette, CEO
------------------------------------        ------------------------------------
         (BANK SEAL)

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